Exhibit 99

Piper Sandler Companies
800 Nicollet Mall, Suite 1000
Minneapolis, MN 55402

CONTACT
Kate Clune
Chief Financial Officer
Tel: 212 466-7799
investorrelations@psc.com
FOR IMMEDIATE RELEASE

Piper Sandler Companies Elects Ann Gallo to
Board of Directors

MINNEAPOLIS – September 23, 2024 – Piper Sandler Companies (NYSE: PIPR), a leading investment bank, is pleased to announce the addition of Ann Gallo to its board of directors.

Most recently, Gallo was a senior managing director and partner at Wellington Management Company, LLP, as well as the investment team leader of Wellington’s healthcare team, which managed over $60 billion in assets during her tenure. As a healthcare industry analyst and portfolio manager, Gallo researched healthcare services and medical technology companies and served as portfolio manager for multiple diversified long-only and long-short strategies. She was also a founding member and healthcare portfolio manager of Wellington’s dedicated private equity franchise. During her 25 years at Wellington, Gallo served on numerous fiduciary committees, including Operating, Governance, Hedge Fund Review, and Private Equity Oversight. Prior to joining Wellington in 1998, Gallo was a senior healthcare analyst with Alex. Brown & Sons (1995 to 1998), and was in investment banking and a healthcare research analyst at Piper Sandler (1992 to 1995).

“Ann will be a great asset to our board of directors with her breadth of knowledge in the healthcare space, a key sector for our investment banking, public finance and research businesses at Piper Sandler,” said Chad Abraham, Piper Sandler chairman and chief executive officer. “Her experience as a leading healthcare analyst and extensive financial services leadership will provide us with another valuable perspective on the board.”

Gallo earned a bachelor’s degree in accounting from Boston College and a master’s degree in finance and applied economics from Massachusetts Institute of Technology.

About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; in the EU through Aviditi Capital Advisors Europe GmbH, authorized and regulated by BaFin as a tied agent of AHP Capital Management GmbH; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.

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